ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated November 5, 2007

100% Principal Protection

Auto-Callable Notes Linked to the Spread between

the 10-year and the 2-year Swap Rates

Lehman Brothers Holdings Inc. $[• ] Notes due November 26, 2010

Investment Description

These 100% Principal Protection Auto-Callable Notes linked to the spread between the 10-year Swap Rate and the 2-year Swap Rate (the “Notes”) provide 100% principal protection if held to maturity and potential enhanced returns based on whether the difference between the 10-year Swap Rate and the 2-year Swap Rate (the “Spread”) is greater than or equal to a specified percentage (to be determined on the Trade Date) between 1.10% to 1.30% (the “Barrier”) on any applicable Observation Date. If the Spread is greater than or equal to the Barrier on any Observation Date, this will trigger an Early Redemption Event and the Notes will be redeemed on the next Early Redemption Date following such Observation Date for a Redemption Amount equal to the principal amount of the Notes plus an Additional Amount that increases with the passage of each additional Observation Date. If the Spread is less than the Barrier on each Observation Date, on the Maturity Date you will receive only your invested principal amount, with no Additional Amount (a zero return). The Notes do not bear interest and are 100% principal protected if held to maturity.

Features

❑	100% principal protection if held to maturity

❑

The Notes will be called and you will receive a positive return on your investment if the spread between the 10-year Swap Rate and the 2-year Swap Rate is greater than or equal to the Barrier on any Observation Date.

Key Dates1

Trade Date	November 16, 2007

Settlement Date	November 26, 2007

Early Redemption Dates	Quarterly on the 26th of February, May, August and November, commencing February 26, 2008

Observation Dates	5 Business Days prior to each applicable Early Redemption Date

Maturity Date	November 26, 2010, subject to the occurrence of an Early Redemption Event

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Maturity Date, the Early Redemption Dates and the Observation Dates will be changed so that the stated term of the Notes remains the same.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2 and “Indicative Terms” on page 3. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this term sheet. See “Key Risks” on page 6 and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

The term “Swap Rate,” as used herein, is interchangeable with the term “CMS Rate,” as used in the MTN Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms or pricing supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	1.50%	98.50%
Total

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, MTN Prospectus Supplement, this term sheet and any relevant free writing prospectus for complete details.

You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. at 1-877-827-2010 or Lehman Brothers Inc. at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	MTN Prospectus Supplement dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the spread between the 10-year and the 2-year Swap Rates and understand the complex factors that influence long- and short-term interest rates.

♦	You believe that the spread between the 10-year and the 2-year Swap Rates will be greater than or equal to the Barrier on one of the Observation Dates.

♦	You seek an investment that offers 100% principal protection if the Notes are held to maturity.

♦

You are willing to invest in Notes that will be called on the first Observation Date on which the spread between the 10-year and the 2-year Swap Rates is greater than or equal to the Barrier, or otherwise to hold the Notes to maturity, and are aware that there may be little or no secondary market for the Notes.

♦	You do not seek current income from this investment.

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with a return linked to the spread between the 10-year and the 2-year Swap Rates

♦	You are not familiar with the complex factors that influence long- and short-term interest rates.

♦	You believe that the spread between the 10-year and the 2-year Swap Rates will be less than the Barrier on each Observation Date, and that the return on the Notes at maturity will therefore be zero.

♦	You seek an investment for which there will be an active secondary market.

♦

You are unable or unwilling to hold Notes that will be called on the first Observation Date on which the spread between the 10-year and the 2-year Swap Rates is greater than or equal to the Barrier, or you are otherwise unwilling to hold the Notes to maturity.

♦	You seek current income from this investment.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 and “Risk Factors” in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1)[1]

Principal Amount	$TBD

Issue Price	$1,000 per Note

Term	3 years, subject to an Early Redemption Event

Redemption Amount at Maturity

If the Spread is less than the Barrier on each Observation Date over the term of the Notes, you will receive on the Maturity Date the return of the principal invested, with no Additional Amount (a zero return).

Early Redemption Event

If on any Observation Date, the spread between the 10-year Swap Rate and the 2-year Swap Rate (the “Spread”) is greater than or equal to the Barrier, this will trigger an Early Redemption Event and the Notes will be redeemed on the Early Redemption Date following such Observation Date for the applicable Early Redemption Amount.

Early Redemption Amount	A U.S. dollar amount equal to the principal amount of each Note plus the Additional Amount applicable to the relevant Early Redemption Date.

Additional Amount

For each Note, if an Early Redemption Event occurs, the Additional Amount and Early Redemption Amount per $1,000 principal amount of Notes payable on the relevant Early Redemption Date will be as follows:

Early Redemption Date	Additional Amount	Early Redemption Amount

February 26, 2008	$ 25	$1,025
May 26, 2008	$ 50	$1,050
August 26, 2008	$ 75	$1,075
November 26, 2008	$100	$1,100
February 26, 2009	$125	$1,125
May 26, 2009	$150	$1,150
August 26, 2009	$175	$1,175
November 26, 2009	$200	$1,200
February 26, 2010	$225	$1,225
May 26, 2010	$250	$1,250
August 26, 2010	$275	$1,275
November 26, 2010	$300	$1,300

Barrier	1.10% to 1.30% (the actual Barrier will be determined on the Trade Date)

Principal Protection	100% if held to maturity

10-year Swap Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the MTN Prospectus Supplement. The 10-year Swap Rate on the date hereof (in percentages) is 5.017.

2-year Swap Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the MTN Prospectus Supplement. The 2-year Swap Rate on the date hereof (in percentages) is 4.408.

Denominations	$1,000 and integral multiples thereof.

CUSIP	5252M0AJ6

ISIN	US5252M0AJ68

Business Days	New York

Business Day Convention	Modified following, unadjusted

Calculation Agent	Lehman Brothers Special Financing Inc.

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s and A1 by Moody’s. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Note Offering

We are offering 100% Principal Protection Auto-Callable Notes linked to the spread between the 10-year Swap Rate and the 2-year Swap Rate (the “Notes”).

If on any Observation Date, the difference between the 10-year Swap Rate and the 2-year Swap Rate (the “Spread”) is greater than or equal to a percentage (the “Barrier”) between 1.10% to 1.30% (the actual percentage to be determined on the Trade Date), an Early Redemption Event will be deemed to have occurred and the Notes will be redeemed on the next Early Redemption Date following such Observation Date at the applicable Early Redemption Amount. The Early Redemption Amount is a U.S. dollar amount equal to the principal amount of each Note plus the Additional Amount applicable to such Early Redemption Date, which will increase with the passing of each additional Observation Date.

Whether an Early Redemption Event is deemed to have occurred as of an Observation Date will depend on whether the Spread exceeds the Barrier. Each Observation Date will be the fifth Business Day prior to the applicable Early Redemption Date. Early Redemption Dates will be quarterly on the 26th of February, May, August and November, commencing February 26, 2008.

Step 1: Determine the Spread

The Spread is equal to the 10-year Swap Rate minus the 2-year Swap Rate.

Step 2: Calculate the Amount Payable

If, on an Observation Date, the Spread is greater than or equal to the Barrier, an Early Redemption Event will be deemed to have occurred and the Notes will be redeemed on the applicable Early Redemption Date. The Additional Amount and Early Redemption Amount per $1,000 principal amount of Notes payable on the relevant Early Redemption Date will be as follows:

Early Redemption Date	Additional Amount	Early Redemption Amount
February 26, 2008	$ 25	$1,025
May 26, 2008	$ 50	$1,050
August 26, 2008	$ 75	$1,075
November 26, 2008	$100	$1,100
February 26, 2009	$125	$1,125
May 26, 2009	$150	$1,150
August 26, 2009	$175	$1,175
November 26, 2009	$200	$1,200
February 26, 2010	$225	$1,225
May 26, 2010	$250	$1,250
August 26, 2010	$275	$1,275
November 26, 2010	$300	$1,300

If the Spread is less than the Barrier on each Observation Date over the entire term of the Notes, on the Maturity Date you will receive only your invested principal amount, with no Additional Amount (a zero return).

Hypothetical examples of how the Additional Amount is calculated

The Notes do not pay interest over their term, and the return on the Notes will depend on whether the spread between the 10-year Swap Rate and the 2-year Swap Rate is greater than or equal to the Barrier on any Observation Date. If the Spread is equal to or greater than the Barrier on an Observation Date this will trigger an Early Redemption Event on that Observation Date and the Notes will be redeemed on the next Early Redemption Date following such Observation Date for an Early Redemption Amount equal to the principal amount of each Note plus the Additional Amount applicable to such Early Redemption Date. If the Spread is less than the Barrier on each Observation Date over the term of the Notes, on the Maturity Date you will receive only your invested principal amount, with no Additional Amount (a zero return).

The table below illustrates hypothetical Early Redemption Amounts or Redemption Amounts at Maturity, as the case may be, for $1,000 principal amount of Notes, based on a hypothetical Barrier of 1.20% (the actual Barrier will be set on the Trade Date) and hypothetical spreads between the 10-year Swap Rate and the 2-year Swap Rate. The following results are based solely on the hypothetical examples cited; the 10-year Swap Rates and the 2-year Swap Rates have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of such rates.

Note that the following is an example of the type of determination that would be made on each individual Observation Date, provided that the Notes had not been previously been redeemed pursuant to an Early Redemption Event.

10-year Swap Rate (in %)		2-year Swap Rate (in %)		Spread (in %)	Early Redemption Event occurs?	Early Redemption Amount	Is the Observation Date the Final Observation Date?	Redemption Amount at Maturity (per $1,000 Note)

5.468	–	5.305	=	0.163	No	N/A	No	N/A
5.964	–	4.829	=	1.135	No	N/A	No	N/A
6.258	–	5.685	=	0.573	No	N/A	No	N/A

6.408	–	5.071	=	1.337	Yes	Yes, see FN†	N/A	N/A
7.292	–	6.063	=	1.229	Yes	Yes, see FN†	N/A	N/A

7.302	–	6.237	=	1.065	No	N/A	Yes	$1,000‡
7.364	–	6.440	=	0.924	No	N/A	Yes	$1,000‡

†

If an Early Redemption Event occurs, the Notes will be redeemed on the Early Redemption Date following such Observation Date for an Early Redemption Amount equal to (a) the principal amount of each Note plus (b) an Additional Amount. The Additional Amount and Early Redemption Amount per $1,000 principal amount of Notes payable on the relevant Early Redemption Date will be as follows:

Early Redemption Date	Additional Amount	Early Redemption Amount
February 26, 2008	$ 25	$1,025
May 26, 2008	$ 50	$1,050
August 26, 2008	$ 75	$1,075
November 26, 2008	$100	$1,100
February 26, 2009	$125	$1,125
May 26, 2009	$150	$1,150
August 26, 2009	$175	$1,175
November 26, 2009	$200	$1,200
February 26, 2010	$225	$1,225
May 26, 2010	$250	$1,250
August 26, 2010	$275	$1,275
November 26, 2010	$300	$1,300
‡	If no Early Redemption Event has occurred, each $1,000 Note will be redeemed on the Maturity Date at a Redemption Amount at Maturity equal to $1,000 (a zero return).

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note for all tax purposes you agree to treat, the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN Prospectus Supplement.

Based on the current interest rate environment, Lehman Brothers Holdings Inc. estimates that the comparable yield of the Notes would be an annual rate of approximately [•]%, compounded semi-annually. Lehman Brothers Holdings Inc. will not determine the actual comparable yield of the Notes, however, until the Notes are issued.

You can obtain the comparable yield and projected payment schedule by submitting a written request to Lehman Brothers Holdings Inc. at the following address:

Controller’s Office

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

(212) 526-7000

By purchasing the Notes, you agree to be bound by our determination of the comparable yield and the projected payment schedule in determining your interest accruals, and the adjustments thereto, in respect of the Notes. See “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN Prospectus Supplement.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” in the MTN Prospectus Supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

♦

Limitations on returns on the Notes—The Notes do not pay interest over their term, and the return on the Notes will depend on whether the Spread is greater than or equal to a specified percentage (to be determined on the Trade Date) between 1.10% to 1.30% (the “Barrier”) on any Observation Date. If the Spread is less than the Barrier on each Observation Date, no Early Redemption Event will occur and on the Maturity Date you will receive only the return of the principal invested, with no Additional Amount. There are multiple factors that have and will continue to impact the spread between the 10-year Swap Rate and the 2-year Swap Rate. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the 10-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity.” Fluctuations in the 10-year Swap Rate and the 2-year Swap Rate may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in returns to investors that are lower than anticipated.

♦

Principal protection only if you hold the Notes to maturity; changes in the value of the 10-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity—The trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of interest rates, the anticipated level and potential volatility of the 10-year Swap Rate and the 2-year Swap Rate, the method of calculating the 10-year Swap Rate and the 2-year Swap Rate, the time remaining to the maturity of the Notes, the creditworthiness of Lehman Brothers Holdings Inc. and the availability of comparable instruments. In particular, to the extent that the Spread remains below the Barrier, or decreases during the term of the Notes, or the market perceives an increased risk of this occurring, the trading price of the Notes may be adversely affected. The Notes are principal-protected only if you hold the Notes to maturity. Although the Notes are principal-protected if held to maturity, if you sell this or any fixed income security prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

♦

Reinvestment Risk—Upon the occurrence of an Early Redemption Event, your Notes will be redeemed at the Early Redemption Amount. This can occur as early as on the first Early Redemption Date on February 26, 2008. You may not be able to reinvest the redemption proceeds in a comparable security with a similar level of risk at an effective interest rate or with an effective return as high as the return on the Notes being redeemed.

♦

The market for the Notes may be illiquid—The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes. Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and you may only be able to sell your Notes at a dollar price less than 100% of the applicable principal amount of Notes sold. If at any time Lehman Brothers Inc. were to cease acting as a market maker, it is likely that there would be no secondary market for the Notes.

♦

Potential conflicts of interest—Lehman Brothers Special Financing Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes. In addition, Lehman Brothers Holdings Inc. and its affiliates are active participants in the U.S. dollar swap rate market as dealers, proprietary traders and agents for its customers, and therefore at any given time, we may be a party to one or more transactions related to the 10-year Swap Rate or the 2-year Swap Rate. Any of these activities may adversely affect the Daily Spread.

♦

Commissions and hedging costs—The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing the hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you will be able to sell the Notes in secondary market transactions, if at all, will likely be lower than the original issue price.

♦

Information about historical values may not be indicative of future values—Included below is information about the historical levels of the 10-year Swap Rate, the 2-year Swap Rate and the Spread. The historical levels have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the 10-year Swap Rate, the 2-year Swap Rate or the Spread that may occur in the future. There are multiple factors that have and will continue to impact the spread between the 10-year Swap Rate and the 2-year Swap Rate, and fluctuations in the 10-year Swap Rate, the 2-year Swap Rate and the Spread may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in returns to investors that are lower than anticipated. See “—The market value of the Notes may be influenced by unpredictable factors” and “—Principal protection only if you hold the Notes to maturity; changes in the value of the 10-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity.” The value of the Notes at any given time will not necessarily track the movements in the 10-Year Swap Rate and the 2-Year Swap Rate.

♦

The market value of the Notes may be influenced by unpredictable factors—The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we have no control and that cannot readily be foreseen, including, but not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events. It is impossible to predict what circumstances may cause the Spread to increase or decrease. See also “—Principal protection only if you hold the Notes to maturity; changes in the value of the 10-year Swap Rate and 2-year Swap Rate could result in a substantial loss to you if you sell your Notes prior to maturity.” The 10-year Swap Rate, the 2-year Swap Rate and the Spread can be highly volatile. Such volatility may be expected in the future. Historically, a decrease in the Spread has been associated with tightening of U.S. monetary policy and a decrease in interest rate volatility, among other factors. Historical results do not predict future results and are in no way representative of future Spread moves. See “—Information about historical values may not be indicative of future values.”

♦

You must rely on your own evaluation of the merits of an investment linked to the 10-year Swap and 2-year Swap Rates—In the ordinary course of their businesses, Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates may from time to time express views on expected movements in the levels of the 10-year Swap and 2-year Swap Rates. These views are sometimes communicated to clients who are active participants in the U.S. dollar swap rate market. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should investigate the U.S. dollar swap rate market and not rely on views which may be expressed by Lehman Brothers Holdings Inc., UBS Financial Services Inc. or their respective affiliates in the ordinary course of their businesses with respect to future swap rate or other interest rate movements.

Furthermore, UBS Financial Services Inc. has informed Lehman Brothers Holdings Inc. that neither UBS Financial Services Inc. nor any of its affiliates currently publish research on the 10-year Swap Rate and the 2-year Swap Rate, to which the value of the Notes is related.

Historical Levels of the 10-year Swap Rate, the 2-year Swap Rate and the Spread

The following table shows, for illustrative purposes, the 10-year Swap Rate and the 2-year Swap Rate in effect on November 5, 2007, and the hypothetical historical Observation Dates listed below; to the extent applicable, however, the Additional Amount payable on an Early Redemption Date for the Notes will be determined based on the 10-year Swap Rate and the 2-year Swap Rate, or Spread, in effect on the related Observation Date. The historical experience of the 10-year Swap Rate and 2-year Swap Rate should not be taken as an indication of the future performance of such rates during the term of the Notes. Fluctuations in the level of the 10-year Swap Rate and the 2-year Swap Rate make it difficult to predict whether the difference of the Spread will be greater than or equal to the Barrier (1.10% to 1.30%) on any Observation Date and accordingly whether an Early Redemption Event will occur or any Additional Amount will be payable on any Early Redemption Date. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Observation Dates	10-year Swap Rate (in %)	2-year Swap Rate (in %)	Spread: 10-year Swap Rate minus 2-year Swap Rate (in %)
11/5/2007	5.017	4.408	0.609
8/20/2007	4.837	5.396	0.559
5/21/2007	5.218	5.341	0.123
2/16/2007	5.188	5.202	0.014
11/17/2006	5.095	5.098	0.003
8/21/2006	5.298	5.352	0.054
5/19/2006	5.404	5.590	0.186
2/17/2006	5.063	5.069	0.006
11/18/2005	4.830	5.049	0.219
8/19/2005	4.398	4.655	0.257
5/19/2005	4.015	4.555	0.540
2/18/2005	3.808	4.643	0.835
11/18/2004	3.238	4.53	1.292
8/19/2004	2.785	4.664	1.879
5/19/2004	3.000	5.296	2.296
2/19/2004	2.011	4.435	2.424
11/19/2003	2.198	4.620	2.422
8/18/2003	2.133	4.956	2.823
5/19/2003	1.512	3.754	2.242
2/19/2003	1.858	4.285	2.427
11/19/2002	2.239	4.451	2.212
8/19/2002	2.639	4.886	2.247
5/20/2002	3.703	5.695	1.992
2/19/2002	3.355	5.597	2.242
11/16/2001	3.511	5.556	2.045
8/20/2001	4.274	5.773	1.499
5/21/2001	4.911	6.173	1.262
2/16/2001	5.348	6.054	0.706
11/17/2000	6.571	6.835	0.264
8/21/2000	6.990	7.071	0.081
5/19/2000	7.622	7.847	0.225
2/18/2000	7.227	7.516	0.289
11/18/1999	6.405	6.841	0.436
8/19/1999	6.253	6.892	0.639
5/19/1999	5.757	6.344	0.587
2/19/1999	5.400	5.811	0.411
11/19/1998	5.115	5.574	0.459
8/19/1998	5.766	6.05	0.284
5/18/1998	5.959	6.157	0.198
2/19/1998	5.686	5.985	0.299
11/19/1997	6.068	6.294	0.226
8/18/1997	6.115	6.647	0.532
5/19/1997	6.511	7.063	0.552
2/19/1997	5.979	6.637	0.658
11/19/1996	5.832	6.482	0.650
8/19/1996	6.168	6.942	0.774
5/20/1996	6.207	7.014	0.807
2/16/1996	5.054	6.162	1.108
11/17/1995	5.626	6.283	0.657
8/21/1995	6.260	6.920	0.660
5/19/1995	6.355	6.956	0.601
2/17/1995	7.365	7.804	0.439
11/18/1994	7.557	8.387	0.830
8/19/1994	6.428	7.628	1.200
5/19/1994	5.933	7.326	1.393
2/18/1994	4.749	6.436	1.687
11/18/1993	4.292	6.072	1.780
8/19/1993	4.079	5.942	1.863
5/19/1993	4.205	6.434	2.229
2/19/1993	4.198	6.492	2.294

The following chart shows, for illustrative purposes, the Spread on a daily basis from November 26, 1992 to the date hereof. Fluctuations in the level of the 10-year Swap Rate and 2-year Swap Rate make it difficult to predict whether the Spread will be greater than or equal to the Barrier (1.10% to 1.30%) on any Observation Date and accordingly whether an Early Redemption Event will occur or any Additional Amount will be payable on any Early Redemption Date. In addition, historical Spreads are not necessarily indicative of future Spreads, and fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc., its affiliates and Lehman Brothers Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover hereof and on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN Prospectus Supplement and the base prospectus.

We expect to deliver the Notes against payment on or about November 26, 2007, which will be the fifth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date or the business day immediately following the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fifth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or one of our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.